Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 2, 2018, relating to the financial statements and financial statement schedule of FTD Companies, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern) and the effectiveness of FTD Companies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of FTD Companies, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 5, 2018